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                                                                   Exhibit 10.14

                               SEVERANCE AGREEMENT

     1. The parties to this Severance Agreement ("Agreement") are: (a) Jack H. Castle, Jr., an individual residing in Harris County, Texas ("Castle"); (b) Castle Dental Centers, Inc., a Delaware corporation ("Company"); (c) Goforth, Inc., a Texas corporation ("Goforth"), and Castle 1995 Gift Trust F/b/o Jack H. Castle, Jr. (the "Trust").

     2. The Company employed Castle as its Chairman of the Board until June 30, 2001. Castle also served as director of all of the Company's wholly owned subsidiaries. Prior to February 15, 2001, Castle served as Chief Executive Officer of the Company and Chief Executive Officer and President of its wholly owned subsidiaries. All references in this Agreement to the Company shall be deemed to include, unless the context otherwise requires, all of the subsidiaries of the Company. On April 8, 2002, Castle resigned from all of his positions as officer and/or director of the Company and each of its subsidiaries.

     3. The parties have agreed to settle finally and forever any and all claims between them of any nature whatsoever from any and all liability or damages of any kind, known or unknown, in contract or in tort, including without limitation: (a) Castle's employment by the Company, including, but not limited to, any event occurring during the time the Company employed Castle and the circumstances in which that employment ended, (b) any existing obligation, contract, agreement or understanding between Castle and the Company other than pursuant to the Continuing Agreements (as defined below), (c) any existing obligation, contract, agreement or understanding between any entity controlled by Castle ("Affiliate") and the Company or any subsidiary of the Company, (d) the proposed restructuring of the Company's outstanding indebtedness (the "Restructuring"), and (e) any action by the Company or its agents, employees, officers and directors, unless otherwise expressly excepted herein. Castle and the Company agree that (x) each of the Continuing Agreements remains in full force and effect, (y) neither of them is aware of the breach by any party of any of the parties' obligations under the Continuing Agreements and (z) that the provisions of this Agreement and the circumstances surrounding the termination of Castle's employment do not constitute a breach of the terms of any of the Continuing Agreements or of any other obligation, contract, agreement or understanding between (A) the Company and Castle or (B), other than the Goforth Agreements (as defined below), any Affiliate and the Company. Castle acknowledges that he has been provided drafts of the term sheets detailing the terms of the Restructuring of the Company's senior secured debt and subordinated debt and he understands that his and his Affiliates' common stock in the Company will be subject to severe, immediate and irreversible dilution upon the consummation of the transactions contemplated by the Restructuring, with all currently outstanding common stock of the Company to represent less than 7.5% of the fully diluted common equity of the Company following the Restructuring.

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     4.   The parties  agree that Castle has received all sums owing to him by the Company for salary and benefits through the termination of his employment as chairman of the board of the Company on June 30, 2001. From July 1, 2001 through February 2002, the Company has previously paid Castle Severance Payments (as defined below) of $170,806.77 (in increments of $21,147.50 per month), with the last check having been dated March 8, 2002, and has reimbursed him for certain expenses.

     5. In consideration for the terms of this Agreement, the Company shall: (a) from July 1, 2001 through June 30, 2002 (the "Payment Period"), bring current suspended payments (beginning with the payment due March 22) no later than five business days following the Effective Date (as defined below) and thereafter continue to pay to Castle as severance payments (the "Severance Payments") $21,147.50 per month, less normal tax and other withholdings, payable (following the Effective Date (as defined below)) in accordance with the Company's usual payment procedures (with full credit against this obligation for the Severance Payments previously paid as described in paragraph 4 above); (b) following the Effective Date during the Payment Period (x) pay the party entitled thereto the amount of his COBRA payments necessary to keep his existing health insurance with the Company in place and (y) no later than five business days following the Effective Date bring current and thereafter continue to pay the rent and other amounts owing to Goforth on the West Loop Lease (as defined below) (which includes a property tax shortfall for 2001, of $3,467.10, and for the first three months of 2002, of $866.79, plus full lease payment and full property tax beginning April 2002, of $16,017.67 per month), (c) forgive as of the Effective Date the advances from the Company to Castle in the amount of $45,000; (d) allow Castle to keep, and, upon the Effective Date, does hereby transfer to him, the Company computer and related equipment that he has in his home; (e) upon the Effective Date, pay, in settlement of all claims for reimbursement of expenses incurred on the Company's behalf, the amount of $5,619.31 directly to American Express, and the sum of $2,962.69 directly to Castle as reimbursement for previously submitted expenses; and (f) subject to the prior approval of Bank of America, N.A., as agent for the Company's senior lenders (the "Senior Lenders"), and no later than the 30th day following the closing of the proposed restructuring of the Company's debt with the Senior Lenders, sell to Castle certain of the assets related to the Company's two Corpus Christi, Texas offices and one Beaumont, Texas office (the "Corpus/Beaumont Assets") in accordance with the terms of an Asset Purchase Agreement substantially in the Form of Exhibit A hereto ("Asset Purchase Agreement"). Upon the Effective Date, the Company shall assign all of its rights in and to the split dollar life insurance policy on Castle to the Castle Family Trust of 1998, who will thereafter be responsible for payment of all premiums with respect to such policy. Upon the closing (the "Corpus/Beaumont Closing") of the sale of the Corpus/Beaumont Assets, the Company will make one additional severance payment to an entity designated by Castle in the amount of $24,000; provided, however, that if Castle does not obtain a complete and full release of the Company from all indebtedness to Compass Bank Houston arising out of the purchase of Castle's Jeep Wrangler, at the Corpus/Beaumont Closing the Company may elect to pay the outstanding balance on such debt and reduce the final severance payment to Castle's designated entity accordingly. The Company will continue to carry Castle as an employee for health insurance purposes through June

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30, 2002. Beginning July 1, 2002, Castle will become eligible for COBRA coverage and will be responsible for paying the costs of COBRA coverage for his family and for his ex-wife following such date, which coverage will continue through the statutory time limit allowed.

     6. All of the parties' obligations under this Agreement shall be subject to and dependent upon (a) the approval of this Agreement by the Senior Lenders and (b) the approval of this Agreement by the Company's board of directors. Consequently, unless and until the Company notifies Castle in writing that it has received the approval of the Company's board of directors and the Senior Lenders (the "Effective Date"), this Agreement will not be binding on any of the parties hereto. The Company hereby agrees to submit this Agreement to its board of directors and to the Senior Lenders for approval forthwith upon its execution and to diligently seek such approvals. If the Effective Date does not occur on or before June 30, 2002, any of the parties hereto may terminate this Agreement by delivery of written notice to the other parties and thereafter this Agreement will be void and of no further force and effect.

     7.   Confidentiality.

     7.1. Castle agrees and acknowledges that in the course of serving as Chairman of the Board, Chief Executive Officer and a director of the Company, the Company has given him confidential information about the professional, business and financial affairs of the Company, the Company's strategy and procedures and the Company's PCs. As used in this Agreement, the term "PCs" refers to any entity to which the Company provides management services. Castle recognizes that in order to guard the legitimate interests of the Company it is necessary for the Company to protect all such confidential information, good will and reputation.

     7.2 In the course of his service to the Company, the Company gave confidential information, including, but not limited to: forecasts, budgets, pricing information, Company developed methods of operation, and risk management strategies and procedures, specialized know-how developed by the Company, business documents or information, marketing data, trade secrets, personnel rosters, including the identity, qualifications and/or salary scale of any consultant or other Company or PC employee, and other information generated by the Company or arising in connection with the Company's business the disclosure of which would give an advantage to the Company's competitors. Such information shall hereinafter be called "Proprietary Information" and shall include any and all items enumerated in the preceding sentence which come within the scope of the business activities of the Company as to which Castle has had access in the past, whether or not conceived or developed by others or by Castle alone or with others during the period of his tenure on the board of directors of the Company. "Proprietary Information" shall not include (a) any information which is in or comes into the public domain, provided such information is not in the public domain as a consequence of disclosure by Castle, (b) any information provided to Castle to others without the breach by the disclosing party of any obligation of confidentiality to the Company, (c) any information developed by Castle following the date of this Agreement without the use of other Proprietary

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Information, (d) any information not considered confidential information by similar enterprises operating in the dental management industry, and (e) any information that can reasonably be said to have resulted from general business and professional experience gained by Castle during his career.

     7.3 Castle agrees and acknowledges that Proprietary Information belongs solely to the Company and is of critical importance to the Company and that a use or disclosure of the Proprietary Information in violation of this Paragraph 7 may seriously and irreparably impair and damage the Company's businesses. Castle therefore agrees at all times hereafter (a) to keep all Proprietary Information confidential for the sole benefit of the Company and (b) not to use the Proprietary Information for the benefit of Castle or any other person or entity.

     7.4 Castle shall not disclose, directly or indirectly (except as required by law), any Proprietary Information to any person other than (a) the Company, (b) such other persons to whom Castle has been instructed to make disclosure by the board of directors of the Company, or (c) Castle's counsel so long as such counsel agrees to keep all Proprietary Information confidential.

     7.5 Notwithstanding anything provided in Paragraphs 7.3 and 7.4, following Castle's acquisition of the Corpus/Beaumont Assets, Castle may use the Proprietary Information in connection with his operation of the Corpus/Beaumont Assets and within the Corpus Christi, Texas and Beaumont, Texas standard metropolitan area as long as he takes reasonable precautions to preserve the confidential nature of such Proprietary Information.

     8.   Non-Competition and Non-Solicitation.

     8.1 Castle acknowledges and agrees that (a) in order for the Company to further ensure that the Proprietary Information will be used solely for the benefit of the Company and not for the benefit of Castle or any other person or entity and (b) in consideration of (i) the payments to be made to him pursuant to Paragraph 5 above, (ii) the forgiveness of indebtedness referred to in Paragraph 5 above, and (iii) being permitted to acquire the Corpus/Beaumont Assets, Castle has agreed not to compete with the Company to the extent provided in this Paragraph. Castle covenants and agrees that during the Restricted Covenant Period (as defined below) and only within the Restricted Area (as defined below), Castle shall not, whether for his own account or for any other person or organization other than the Company, (a) manage, operate, control, assist (directly or indirectly), or participate in the management, operation or control of, (b) serve as a director, officer, partner, manager, employee or consultant of, or own more than five percent of the outstanding voting securities of, or (c) lease property to, in each case, any enterprise which, within the Restricted Area (as that term is defined below), is then carrying on the businesses of general dentistry or any specialty thereof (including orthodontics, pedodontics, periodontics, endodontics, oral surgery and implantology) or providing management services to dentists or the entities owned by them. Castle further agrees that, during the Restrictive Covenant Period and within the Restricted Area, he shall not knowingly solicit, divert, attempt to solicit or

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divert, or conduct or carry on any business with any of the PCs without in each case obtaining the prior written consent of the Company. This provision is in no way meant to prohibit or impede Castle's efforts to make preparations to compete before the Restrictive Covenant Period has ended within the Restricted Area.

     8.2 Castle further agrees that during the period commencing on the date hereof and continuing for three years from the date of this Agreement, he will not directly or through the use of any agent, intermediary or "headhunter," (a) solicit the employment or engagement as a consultant of any person who is an employee of or a consultant to the Company or a PC at the time of any such solicitation or (b) initiate contact with any such person concerning the business of the Company or a PC (other than is necessary in connection with the operation of the Corpus/Beaumont Assets), unless in each case Castle obtains the prior written consent of the Company. This provision is in no way meant to prohibit Castle from employing any such employee or consultant at any time so long as such person was not solicited away from Castle Dental or a PC but instead decided to seek employment from Castle on his or her own. The Company hereby consents to the solicitation and hiring of the employees and dentists employed by the Company or the PC in the Corpus Christi and Beaumont offices in accordance with the terms of the Asset Purchase Agreement.

     8.3 For the purposes of Paragraph 8.1, the term "Restricted Covenant Period" shall mean the period commencing on the date hereof and terminating on July 31, 2002, unless the Corpus/Beaumont Closing occurs on or prior to such date, in which case the Restricted Covenant Period shall terminate on September 30, 2002. For the purposes of this Paragraph 8, the term "Restricted Area" shall mean the standard metropolitan area of each city (other than Corpus Christi, Texas and Beaumont, Texas) in which the Company manages a dental center.

     9. The parties agree the terms and conditions of this Agreement shall be confidential, and that no party shall disclose any part of this Agreement to any person, except (i) as required by subpoena or otherwise by law; or (ii) to an accountant or tax preparer, or (iii) to legal counsel or financial advisors, or (iv) to the lenders under the Amended and Restated Credit Agreement, dated as of December 18, 1998, as amended, among the Company and Bank of America, N.A., and the other lenders thereto, (the "Credit Agreement") or (v) the purchasers of notes under the Senior Subordinated Note Purchase Agreement, dated January 1, 2000, as amended, among the Company, Heller Financial, Inc. and Midwest Mezzanine Fund II, L.P., or (vi) the legal and financial advisors of such lenders and purchasers of notes.

     10.  Releases.

     9.1 Except only to enforce his rights under this Agreement, the Asset Purchase Agreement and the ancillary agreements contemplated hereby and thereby, Castle on behalf of himself, his Affiliates, his heirs, executors, successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company, each of the lenders under the Credit Agreement, Heller Financial, Inc. and Midwest Mezzanine Fund II, L.P. and each of their respective parents, divisions, subsidiaries,

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affiliates, and related companies, and their present and former agents, employees, officers, directors, attorneys, advisors, fairness opinion givers, stockholders, plan fiduciaries, successors and assigns (collectively, the "Company Releasees"), from any and all claims, debts, obligations, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, in contract or in tort, or based on any statute or other law, state or federal (collectively, "Claims"), which Castle has, had, or may have in the future against the Company Releasees, relating to or arising out of Castle's employment by or services as an officer, director or employee of the Company or any of its subsidiaries, status as a shareholder of the Company, or separation from employment with the Company. In addition, except only to enforce his rights under this Agreement, effective upon the tender on or prior to August 31, 2002, of the Corpus/Beaumont Assets in accordance with the provisions of the Asset Purchase Agreement, Goforth, on its own behalf, the Trust, on its own behalf, and Castle on behalf of himself, his Affiliates, his heirs, executors, successors and assigns, shall and hereby does forever release the Company Releasees from any and all Claims which Goforth, the Trust, Castle and/or any Castle Affiliates has, had, or may have in the future against the Company Releasees relating to or arising out of (a) the Lease dated January 1, 1996, between Goforth and Family Dental Services of Texas, Inc. (the "West Loop Lease") concerning the property located at 2101 West Loop South, (b) the letter agreement dated January 1996 among Goforth, Family Dental Services of Texas, Inc. and the Company (together with the West Loop Lease, the "Goforth Agreements"), (c) any other existing obligation, contract, agreement or understanding between Castle and/or his Affiliates and any of the Company Releasees (other than pursuant to the Continuing Agreements), (d) implementation of any of the transactions, agreements, or stock and/or debt issuances contemplated by the proposed Restructuring, as it may be amended from time to time, including claims for breach of fiduciary duty, including the duties of loyalty and care, or claims for breach of any other duty or obligation of any of the Company Releasees owed or allegedly owed to Castle, his Affiliates, any other equity or debt holders in the Company or any other constituency or stakeholder group of the Company, and (e) any other act or omission by any Company Releasee other than those expressly excepted herein which occurred on or prior to the effective date of this release. Castle's release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws, of any jurisdiction, that prohibit age, sex, race, national origin, color, disability, religion, veteran or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Rehabilitation Act, the Family and Medical Leave Act, or any other federal, state, or local laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act, or any other statutory or common law claims related to Castle's employment with the Company, the continuation of Castle's employment with the Company, or the termination of Castle's employment with the Company. Except only to enforce its rights under this Agreement, the Continuing Agreements, the Asset Purchase Agreement, and any ancillary agreements contemplated hereby and thereby, the Company on behalf of itself, its subsidiaries and their respective successors and assigns, irrevocably and unconditionally releases, waives, and forever discharges

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Castle, and all of his affiliates, his present and former agents, attorneys, successors and assigns (collectively, the "Castle Releasees"), from any and all Claims which the Company has, had, or may have in the future against the Castle Releasees relating to or arising out of Castle's employment by or services as an officer, director or employee of the Company or any of its subsidiaries, status as a shareholder of the Company, or separation from employment with the Company.

     9.2 Castle understands it is his choice whether or not to enter into this Agreement and that his decision to do so is voluntary and is made knowingly.

     9.3. Castle expressly warrants and represents and does hereby state and represent that no promise or agreement which is not herein expressed has been made to him in executing this release, and that Castle is not relying upon any statement or representation of any agent of the parties being released hereby. Castle is relying on his own judgment and acknowledges that he has been represented by competent legal counsel in this matter. The aforesaid legal counsel has read and explained to Castle the entire contents of this Agreement, as well as the legal consequences of this release.

     11. Except only to enforce the terms of this Agreement, each party agrees not to bring any claim of any kind against the other party to this Agreement concerning any matter released by this Agreement. Each party further agrees that this Agreement constitutes a bar to any such future claim.

     12. No modification to any provisions contained in this Agreement shall be binding upon any party unless made in writing and signed by both parties.

     13. If any provision of this Agreement is held to be unenforceable for any reason, the remaining parts of the Agreement shall remain in full force and effect.

     14. Each party represents he or it has not assigned any portion of the claims released under this Agreement to any third party.

     15.  This Agreement shall be construed in accordance with Texas law.

     16. Except as expressly set forth in this Agreement, this Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties to this Agreement. Any other agreements, discussions, promises, and representations (other than the Continuing Agreements and the Asset Purchase Agreement) have been and are integrated into and superseded by this Agreement.

     17. Each party has fully considered this Agreement. Each recognizes that no facts can ever be known with certainty and that no representations or warranties other than as set forth in this Agreement have been made to induce this Agreement.

     18. With respect to Castle, this Agreement shall also bind and inure to the benefit of his respective heirs and assigns. With respect to the Company, this Agreement shall also bind and inure to the benefit of any affiliated entities, successor-

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in-interests, or assigns. Castle specifically acknowledges that the rights and benefits of the Company under this Agreement may be assigned by the Company to Bank of America, N.A., as agent ("Agent") as collateral security for certain obligations and indebtedness of the Company arising under the Credit Agreement, and the "Security Instruments" as defined therein.

     19. In the event that either party should bring any action to enforce any term of this Agreement, the party who does not prevail in any such action shall pay all the reasonable attorneys' fees and costs incurred by all other parties because of the action.

     20. The parties agree that the terms of this Agreement are the result of negotiations between the parties, and constitute a final accord and satisfaction concerning all disputes both between Castle and the Company.

     21. No party to this Agreement admits the existence of any liability or wrongdoing, and all such liability is expressly denied.

     22. The parties each agree that neither shall disparage the other to any third party at any time.

     23. The Company agrees that during the period commencing on the date of the Corpus/Beaumont Closing and continuing for three years from such date, it will not directly or through the use of any agent, intermediary or "headhunter," solicit the employment or engagement as a consultant of any person who is an employee of or a consultant to the companies that acquire the Corpus/Beaumont Assets (the "Castle Entities") at the time of any such solicitation who performs services for the Castle Entities in Corpus Christi, Texas or Beaumont, Texas, unless in each case the Company obtains the prior written consent of Castle. This provision is in no way meant to prohibit the Company from employing any such employee or consultant at any time so long as such person was not solicited away from the Castle Entities but instead decided to seek employment from the Company on his or her own.

     24. If Castle commits a breach, or clearly indicates that a breach is imminent, of any of the provisions of Paragraphs 7 or 8, the Company shall have the right and remedy to obtain suitable restraining orders as allowed by law and to have the provisions of Paragraphs 7 or 8 of this Agreement specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or potentially imminent breach will cause immediate irreparable injury and continuing damage to the Company and its affiliates, the exact amount of which would be difficult to ascertain. In addition, if Castle commits a breach of Paragraph 7 that would reasonably be expected to materially damage the Company or commits a breach of Paragraph 8, the Company shall have the right and remedy to: (a) terminate its obligation to continue making the payments otherwise due to Castle pursuant to Paragraph 5, and (b) terminate the Service Mark License Agreement contemplated by the Asset Purchase Agreement. Further, Castle acknowledges and agrees that money damages will not provide an adequate remedy, and that the Company shall be entitled to injunctive relief restraining any violation of Paragraphs 7 and 8. The rights and

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remedies enumerated above shall be independent, and in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

     25. It is expressly understood and agreed that the covenants of Castle contained herein are supported by independent valuable consideration, including without limitation the Company's obligations under Paragraph 5, and that Castle and the Company consider the restrictions contained in Paragraphs 7 and 8 above to be reasonable and necessary for the purposes of preserving and protecting the business of the Company, including the goodwill of the Company, and other legitimate business interests of the Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to the scope of activity to be restrained, geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court in the minimal amount necessary so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

     26. Castle acknowledges that the Company owns all rights in and to the trademarks, service marks, and trade names "Castle Dental Centers", "The Castle" and "Jack H. Castle, D.D.S., P.C." and all logos heretofore used in connection with those marks and names. Castle agrees not to (a) challenge the validity of the Company's exclusive rights in such names and marks at any time or in any context or forum or (b) use such marks in a manner that infringes upon such marks. Castle covenants and agrees that, from and after the Effective Date until July 31, 2002, unless the Corpus/Beaumont Closing occurs on or prior to such date, in which case this covenant will continue until September 30, 2002, he will not advertise using the term "Castle" in connection with any products or services sold, offered for sale, or distributed by or for any individual or entity that carries on the practice of general dentistry or any specialty thereof or provides management services to dentists or entities owned by them except as permitted under the Service Mark License Agreement to be executed in connection with the sale of the Corpus/Beaumont Assets. Castle further covenants and agrees that any advertising using the term "Castle" prior to the date of this Agreement was pursuant to a license from the Company and that all such prior use inured to the benefit of the Company.

     27. No failure by any party hereto at any time to give notice of any breach by another party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     28. The following agreements shall remain in full force and effect following the Effective Date: (1) the Indemnity Agreement dated as of December 18, 1995,

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between Castle and the Company (the "Indemnity Agreement"); (2) the Amended and
Restated Registration Rights Agreement dated as of June 16, 1997, by and among the Company, Delaware State Employees' Retirement Fund, Declaration of Trust For Defined Benefit Plan of ICI American Holdings Inc., Declaration of Trust for Defined Benefit Plan of Zeneca Holdings Inc., Jack H. Castle, Jr., as Trustee of the Castle 1995 Gift Trust F/B/O Jack H. Castle, Jr., Castle Interests, Ltd., Lisa G. Castle Donnell, as Trustee of the Castle 1995 Gift Trust F/B/O Lisa G. Castle Donnell, Jack H. Castle, D.D.S., Loretta M. Castle, and Gulfstar Investments, Ltd. (the "Registration Rights Agreement"); and (3) the Stockholders Agreement dated as of January 31, 2000, by and among the Company, Castle, Heller Financial, Inc., Midwest Mezzanine Fund II, L.P., Delaware State Employees' Retirement Fund, Declaration of Trust For Defined Benefit Plan of ICI American Holdings Inc., Declaration of Trust for Defined Benefit Plan of Zeneca Holdings Inc., Jack H. Castle, Jr., as Trustee of the Castle 1995 Gift Trust F/B/O Jack H. Castle, Jr., Castle Interests, Ltd., Jack H. Castle, D.D.S., Loretta M. Castle, and Gulfstar Investments, Ltd. (the "Stockholders Agreement" and, together with the Indemnity Agreement and the Registration Rights Agreement, the "Continuing Agreements"). The Trust, on its own behalf, and Castle, on his own behalf and on behalf of his heirs, assigns and Affiliates, hereby consents to the Company, upon the consummation of the Restructuring: (a) entering into a registration rights agreement with the persons receiving equity interests in the Company in connection with the Restructuring, which registration rights are superior to and in conflict with those granted to the Trust, Castle, his heirs, assigns and Affiliates pursuant to the Registration Rights Agreement, (b) amending the Registration Rights Agreement to eliminate the demand registration rights provided for therein and (c) terminating the Stockholders Agreement.

     29. Any controversy, dispute or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of paragraph
8.2 or paragraph 23 hereof (and only such paragraphs) which cannot first be settled through ordinary negotiation between the Parties shall be submitted to binding and final arbitration conducted in Harris County, Texas by and in accordance with the then existing Rules for Commercial Arbitration of the American Arbitration Association or any successor organization; provided that:
(1) each Party will be limited to asking questions at one deposition and will be limited to two hours of testimony at the arbitration; (2) if the complaining Party substantially prevails, it will receive six months salary of the employee involved; (3) if the responding Party substantially prevails, it will receive three months salary of the employee involved; (4) the Parties and the arbitrator shall seek the most expedited hearing possible. The applicable individual salary shall be the employee's base salary at the time of the claimed violation of this Agreement, excluding any bonuses and fringe benefits payable to that employee. Any such arbitration shall be to a one-member panel selected by mutual agreement from among the following: Michael Wilk, Judge Dan Downey, Gary McGowan, Alan Levin, Alvin Zimmerman and Mickey Mills. The award rendered by the arbitrator may be confirmed, entered and enforced as a judgment in any court of competent jurisdiction; however, the Parties otherwise waive any rights to appeal the award except with regard to fraud by the panel. Any such action must be brought within 90 days of the hiring of the affected employee. The arbitrator shall award the Party which

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

substantially prevails in any arbitration proceeding recovery of that Party's reasonable attorneys' fees, the arbitrator's fees and all costs reasonably incurred in connection with the arbitration from the Party who does not substantially prevail.

Dated: June __, 2002                            CASTLE DENTAL CENTERS, INC.


                                                By:  /s/ James M. Usdan
                                                    ----------------------------
                                                Its: President and Chief
                                                     Executive Officer
                                                    ----------------------------
                                                Name: James M. Usdan
                                                     ---------------------------

                                                /s/ Jack H. Castle, Jr.
Dated: June __, 2002                            ---------------------------
                                                Jack H. Castle, Jr.

Dated: June __, 2002                            GOFORTH, INC.


                                                By: /s/ Jack H. Castle, Jr.
                                                   -----------------------------
                                                Jack H. Castle, Jr., President

Dated: June __, 2002                            CASTLE 1995 GIFT TRUST F/B/O
                                                JACK H. CASTLE, JR.

                                                By: /s/ Jack H. Castle, Jr.
                                                   -----------------------------
                                                Jack H. Castle, Jr., Trustee

                                       12